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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------
                                    FORM T-1

         STATEMENT OF ELIGIBILITY UNDER THE TRUST INDENTURE ACT OF 1939 OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

         CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b)(2)

                         ------------------------------

                              BANKERS TRUST COMPANY
               (Exact name of trustee as specified in its charter)

NEW YORK                                                 13-4941247
(Jurisdiction of Incorporation or                        (I.R.S. Employer
organization if not a U.S. national bank)                Identification no.)

FOUR ALBANY STREET
NEW YORK, NEW YORK                                       10006
(Address of principal                                    (Zip Code)
executive offices)

                            BANKERS TRUST COMPANY
                            LEGAL DEPARTMENT
                            130 LIBERTY STREET, 31ST FLOOR
                            NEW YORK, NEW YORK  10006
                            (212) 250-2201

            (Name, address and telephone number of agent for service)

          -------------------------------------------------------------

                        FIRST SIERRA RECEIVABLES II, INC.
             (Exact name of Registrant as specified in its charter)

                       FIRST SIERRA RECEIVABLES III, INC.
            (Exact name of Co-Registrant as specified in its charter)

                                    DELAWARE
                         (State or other jurisdiction of
                                  incorporation
                                or organization)


                          600 TRAVIS STREET, SUITE 7050
                              HOUSTON, TEXAS 77002
                                 (713) 221-8822

   (Address, including zip code, and telephone number, including area code, of each Registrant's principal executive offices)


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            FIRST SIERRA HEALTHCARE EQUIPMENT CONTRACT TRUST 2000-1,
                        A COMMON LAW TRUST ACTING THROUGH
                        CHRISTIANA BANK & TRUST COMPANY,
                         NOT IN ITS INDIVIDUAL CAPACITY
                           BUT SOLELY AS OWNER TRUSTEE
                     (Issuer with respect to the securities)
         $188,652,729 HEALTHCARE EQUIPMENT CONTRACT BACKED NOTES 2000-1
                       (Title of the indenture securities)


ITEM 1.           GENERAL INFORMATION.
                  Furnish the following information as to the trustee.

                  (a) Name and address of each examining or supervising authority to which it is subject.

                  NAME                                           ADDRESS
                  ----                                           -------
                  Federal Reserve Bank (2nd District)            New York, NY
                  Federal Deposit Insurance Corporation          Washington, D.C.
                  New York State Banking Department              Albany, NY

                  (b) Whether it is authorized to exercise corporate trust powers. Yes.

ITEM 2.           AFFILIATIONS WITH OBLIGOR.

                  If the obligor is an affiliate of the Trustee, describe each such affiliation.

                  None.

ITEM 3. -15.      NOT APPLICABLE

ITEM 16.          LIST OF EXHIBITS.

                  EXHIBIT 1 -       Restated Organization Certificate of Bankers
                                    Trust Company dated August 6, 1998,
                                    Certificate of Amendment of the Organization
                                    Certificate of Bankers Trust Company dated
                                    September 25, 1998, and Certificate of
                                    Amendment of the Organization Certificate of Bankers Trust Company dated December 16,
                                    1998, and Certificate of Amendment of the Organization Certificate of Bankers Trust
                                    Company dated July 30th, 1999, copies
                                    attached.

                  EXHIBIT 2 -       Certificate of Authority to commence
                                    business - Incorporated herein by reference to Exhibit 2 filed with Form T-1 Statement,
                                    Registration No. 33-21047.


                  EXHIBIT 3 -       Authorization of the Trustee to exercise
                                    corporate trust powers - Incorporated herein by reference to Exhibit 2 filed with Form
                                    T-1 Statement, Registration No. 33-21047.

                  EXHIBIT 4 -       Existing By-Laws of Bankers Trust Company,
                                    as amended on June 22, 1999. Copy attached.


                                      -2-
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                  EXHIBIT 5 -       Not applicable.

                  EXHIBIT 6 -       Consent of Bankers Trust Company required by
                                    Section 321(b) of the Act. - Incorporated herein by reference to Exhibit 4 filed with Form T-1 Statement, Registration No.
                                    22-18864.

                  EXHIBIT 7 -       The latest report of condition of Bankers
                                    Trust Company dated as of December 31, 1999.
                                    Copy attached.

                  EXHIBIT 8 -       Not Applicable.

                  EXHIBIT 9 -       Not Applicable.



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                                    SIGNATURE



         Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Bankers Trust Company, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York, and State of New York, on this 1st day of March, 2000.


                                         BANKERS TRUST COMPANY



                                         By:  /s/ Patricia M.F. Russo
                                             ----------------------------------
                                                  Patricia M.F. Russo
                                                  Vice President


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                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                          DESCRIPTION
-----------       --------------------------------------------
EXHIBIT 1 -       Restated Organization Certificate of Bankers
                  Trust Company dated August 6, 1998,
                  Certificate of Amendment of the Organization
                  Certificate of Bankers Trust Company dated
                  September 25, 1998, and Certificate of
                  Amendment of the Organization Certificate of
                  Bankers Trust Company dated December 16,
                  1998, and Certificate of Amendment of the
                  Organization Certificate of Bankers Trust
                  Company dated July 30th, 1999, copies
                  attached.

EXHIBIT 2 -       Certificate of Authority to commence
                  business - Incorporated herein by reference
                  to Exhibit 2 filed with Form T-1 Statement,
                  Registration No. 33-21047.


EXHIBIT 3 -       Authorization of the Trustee to exercise
                  corporate trust powers - Incorporated herein
                  by reference to Exhibit 2 filed with Form
                  T-1 Statement, Registration No. 33-21047.

EXHIBIT 4 -       Existing By-Laws of Bankers Trust Company,
                  as amended on June 22, 1999. Copy attached.

EXHIBIT 5 -       Not applicable.

EXHIBIT 6 -       Consent of Bankers Trust Company required by
                  Section 321(b) of the Act. - Incorporated
                  herein by reference to Exhibit 4 filed with
                  Form T-1 Statement, Registration No.
                  22-18864.

EXHIBIT 7 -       The latest report of condition of Bankers
                  Trust Company dated as of December 31, 1999.
                  Copy attached.

EXHIBIT 8 -       Not Applicable.

EXHIBIT 9 -       Not Applicable.